Exhibit 5.2

600 Travis Street, Suite 3300
Houston, TX 77002

(713) 835-3600	Facsimile: (713) 835-3601

www.kirkland.com

March 18, 2016

The Chemours Company

1007 Market Street

Wilmington, Delaware 19899

Re:	Registration Statement on Form S-4 filed by The Chemours Company

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Texas counsel for FT Chemical, Inc., a Texas corporation (the “Texas Guarantor”), a subsidiary of The Chemours Company, a Delaware corporation (the “Issuer”).

This opinion letter is being delivered in connection with the proposed registration by the Issuer of: (i) $1,350,000,000 aggregate principal amount of the Issuer’s new 6.625% Senior Notes due 2023 (the “2023 Dollar Exchange Notes”); (ii) $750,000,000 aggregate principal amount of the Issuer’s new 7.000% Senior Notes due 2025 (the “2025 Dollar Exchange Notes”); and (iii) €360,000,000 aggregate principal amount of the Issuer’s new 6.125% Senior Notes due 2023 (the “Euro Exchange Notes,” and collectively with the 2023 Dollar Exchange Notes and the 2025 Dollar Exchange Notes, the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Registration Statement in exchange for the Issuer’s outstanding: (i) $1,350,000,000 aggregate principal amount of 6.625% Senior Notes due 2023 issued on May 12, 2015 (the “2023 Dollar Outstanding Notes”); (ii) $750,000,000 aggregate principal amount of 7.000% Senior Notes due 2025 issued on May 12, 2015 (the “2025 Dollar Outstanding Notes”); and (iii) €360,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 issued on May 12, 2015 (the “Euro Outstanding Notes,” and collectively with the 2023 Dollar Outstanding Notes and the 2025 Dollar Outstanding Notes, the “Outstanding Notes”). The Exchange Notes are to be issued pursuant to the Indenture and one or more supplemental indentures thereto dated as of May 12, 2015 (such Indenture, together with each such supplemental indenture thereto, the “Indenture”), by and among the Issuer, the guarantors named therein (the “Guarantors”), including the Texas Guarantor, U.S. Bank National Association, as trustee (the “Trustee”), Elavon Financial Services Limited, UK Branch, as paying agent (the “Paying Agent”) with respect to the Euro Outstanding Notes and the Euro Exchange

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Notes (collectively, the “Euro Notes”), and Elavon Financial Services Limited, as registrar and transfer agent with respect to the Euro Notes. The Exchange Notes will be fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by the Guarantors pursuant to the guarantees contained in the Indenture (the “Guarantees”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, bylaws and other organizational documents of the Texas Guarantor, (ii) the Indenture and (iii) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Texas Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the Texas Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Texas Guarantor.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Texas Guarantor is a corporation validly existing under the laws of the State of Texas and has all requisite corporate power necessary to execute, deliver and perform its obligations under the Indenture, including the Guarantees, (ii) the execution, delivery and performance of the Indenture, including the Guarantees, by the Texas Guarantor have been duly authorized by all necessary corporate action by such Texas Guarantor and (iii) the execution, delivery and performance of the Indenture, including the Guarantees, by the Texas Guarantor do not and will not conflict with (a) any of the articles of incorporation, bylaws or other organizational documents of the Texas Guarantor or (b) any statute or governmental rule or regulation of the State of Texas or any political subdivision thereof.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the laws of the State of Texas and the federal laws of the United States and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this opinion considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Texas Guarantor of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Texas Guarantor is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Morrison & Foerster LLP is authorized to rely upon this opinion letter in connection with its opinion of even date herewith as if this opinion letter were addressed and delivered to it on the date hereof.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP